FOR IMMEDIATE RELEASE

         HOME PROPERTIES REPORTS THIRD QUARTER RESULTS
                  Same-Store NOI Growth 8.7%; FFO Up 14%

ROCHESTER, NY, November 2, 2001/PRNewswire/ - Home Properties (NYSE:HME) today released financial results for the quarter and nine months ending September 30, 2001. All results are reported on a fully-diluted basis.

For the quarter ended September 30, 2001, Funds From Operations (FFO) was $37.8 million, or $.84 per share, compared with $33.1 million, or $.77 per share, for the quarter ended September 30, 2000. These results exceeded analysts' consensus estimates for the quarter and equate to a 14% increase in total FFO over the comparable prior-year period, or an 8.9% increase on a per-share basis. FFO for the nine months ended September 30, 2001, was $99.5 million, or $2.22 per share, compared with $88.3 million, or $2.19 per share, a 13% increase in total FFO from the prior year and a 1.2% increase on a per-share basis. FFO, a primary earnings measure for equity REITs, has been calculated in conformance with NAREIT guidelines.

Earnings Per Share (EPS) for the quarter ended September 30, 2001, was $.66 compared with $.40 for the quarter ended September 30, 2000, or an increase of 65%. EPS for the nine months ended September 30, 2001, was $1.61 compared with $1.10 for the nine months ended September 30, 2000, or an increase of 46%. The reported EPS results include gains and losses from sales of real property.

Third Quarter Operating Results

For the third quarter of 2001, same-property comparisons (for 113 "Core" properties containing 31,166 apartment units owned since January 1, 2000) reflected an increase in rental revenues of 6.3% and a net operating income increase of 8.7% over the third quarter of 2000. Property level operating expenses increased by 2.5%, primarily due to increases in natural gas utility expenses, property insurance, and real estate taxes. These expense increases were partially offset by reduced electricity, personnel, and advertising costs. Average economic occupancy for the Core properties was 93.8% during the third quarter of 2001, down from 94.8% during the third quarter of 2000, with average monthly rental rates increasing 7.3% to $786.

Occupancies for the 7,930 apartment units acquired between January 1, 2000, and September 30, 2001 (the "Recently Acquired Communities") averaged 94.0% during the third quarter of 2001, at average monthly rents of $924.

Year-to-Date Operating Results

For the nine months ended September 30, 2001, same property comparisons for the Core properties showed an increase in rental revenues of 6.5% and a net operating income increase of 5.9% over the first nine months of 2000. Property level operating expenses increased by 7.6%, primarily due to increases in natural gas utility expenses, property insurance, and real estate taxes. These expense increases were offset in part by reduced repairs and maintenance costs. Average economic occupancy for the Core properties decreased slightly from 94.4% to 94.1%, with average monthly rents rising 6.8% to $770.

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The yield on the Recently Acquired Communities during the third quarter of 2001 averaged 9.7% on an annualized basis (calculated as the net operating income from the properties, less an allowance for general and administrative expenses equal to 3% of revenues, all divided by the acquisition costs plus capital improvement expenditures in excess of normalized levels).

Interest and Dividend Income

Interest and dividend income decreased $1.9 million during the third quarter of 2001, resulting from decreased levels of financing to affiliates. To comply with provisions of the REIT Modernization Act, effective March 1, 2001, the Company recapitalized its management service affiliate by contributing to capital $23.7 million of loans due from affiliated partnerships. This effectively shifted $437,000 of interest income for the quarter to the Other Income category, as the Company recorded its share of interest income through its equity earnings of affiliates.

Development and Management Activities

"Other Income" reflects the net contribution from management and development activities after allocating certain overhead and interest expenses. Compared with the third quarter of last year, management fee revenues increased 5% to $1.6 million (including management fee revenues recognized by both the Company and its management equity affiliates). Development fee income was reduced from $1.3 million in the third quarter of 2000 to zero in 2001, offset in part by decreased general and administrative costs of $1.0 million. The Company closed on the sale of its affordable housing development operations on the last day of 2000 for $6.7 million, resulting in no development activity during the first nine months of 2001.

Acquisitions and Dispositions

During the third quarter of 2001, the Company acquired four communities with a total of 1,190 apartment units in Baltimore, Long Island, and Chicago. Total consideration was $111.2 million, or an average of $93,400 per unit. The weighted average expected first year cap rate for acquisitions closed in the third quarter of 2001 is 9.34%.

Also during the third quarter of 2001, the Company sold eight communities with a total of 1,534 apartment units located in Upstate New York, Maryland, and Virginia for total consideration of $59.2 million, or an average of $38,600 per unit. A gain on sale of approximately $8.4 million was reported in the third quarter from these sales. In conformance with NAREIT guidelines, the gains from real property are not included in reported FFO results.

Subsequent to the end of the third quarter, on October 24, 2001, the Company acquired two communities with 274 units known as Wellington Woods and Wellington Lakes Apartments located in Fredericksburg, Virginia. The total purchase price of $11.1 million, including closing costs, equates to approximately $40,500 per apartment unit, and was funded with $7.9 million of assumed debt and $3.2 million of cash on hand. The assumed mortgage carries an interest rate of 6.98% and matures in June 2008. The properties are currently 99% occupied with monthly rents averaging $680. The Company expects the properties to generate a 10% initial unleveraged return on the acquisition and capital improvement costs.

The Company is pleased with its progress to strategically dispose of properties in its portfolio in slower growth markets. Sales of approximately $100 million have been closed year to date, with additional closings anticipated during the fourth quarter of 2001 as well as next year. The weighted average cap rate achieved on closed sales during 2001 was 9.14% (before a reserve for capital expenditures), with a


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weighted average unleveraged internal rate of return (IRR) during the Company's ownership period in excess of 13%.

Capital Markets Activities

During the third quarter of 2001, the Company raised $6.0 million by issuing additional shares (at an average cost of $30.99 per share) under its Dividend Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $4.4 million was from reinvested dividends and $1.6 million from optional cash purchases.

As of September 30, 2001, the Company's ratio of debt-to-total market capitalization was 40.5%, with $72.0 million outstanding on its $100 million revolving credit facility and $5.2 million of unrestricted cash on hand. Mortgage debt of $904 million was outstanding, at fixed rates of interest averaging 7.4% and with staggered maturities averaging approximately 10 years. Interest coverage averaged 3.2 times during the quarter; and the fixed charge ratio, which includes preferred dividends, averaged 2.5 times.

The Company estimates its net asset value at September 30, 2001 to be approximately $32.90 per share (based on capitalizing the annualized and seasonally adjusted third quarter property net operating income at 9.5%, adding a 4% growth factor and deducting a management fee equal to 3% of gross revenues).

Review and Outlook

The Company expects FFO for the fourth quarter of $.81 to $.83 with full year results of $3.03 to $3.05. For 2002, the Company expects FFO in the range of $3.14 to $3.26. Additional detail on 2002 will be provided at the time year-end results are released. These estimates reflect the impact of slowing market and economic conditions currently experienced by the Company.

According to Norman Leenhouts, Chairman and Co-CEO, "Results for third quarter 2001 were very good for any operating climate, but with the weakened economy and more difficult markets both pre- and post-September 11, we believe our results for the quarter compared to a year ago were outstanding. Home Properties' same-store net operating income growth of 8.7%, robust FFO increase of 8.9% and conservative balance sheet are all evidence that our unique operating strategy continues to provide strong returns with low risk compared not only to our multifamily peer group but compared to the broader market. We're particularly pleased that our investors received a dividend yield in excess of 7% in addition to solid capital appreciation in a very difficult operating environment."

He concluded, "We intend to continue to add value for our shareholders by implementing our strategy of acquiring apartment communities in high barrier-to-entry markets while selling properties in healthy, but slower growth markets."

Conference Call

The Company will conduct a conference call and simultaneous webcast today at 11:00 AM Eastern Time to review the information reported in this release. To listen to the call, please dial 800-248-9412. A replay of the call will be available by dialing 800-633-8284 or 858-812-6440 and entering 17420046. Call replay will become available beginning at approximately 1:00 PM Eastern Time and continue until approximately Midnight on Friday, November 9. The prepared portion of the conference call presentation will be filed with the SEC on a Form 8-K.

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The Company webcast will be available live through the "Investors" section of our web site, www.homeproperties.com, under the heading, "Financial Information", and archived by 2:30 PM.

The Company produces supplemental information that provides details regarding property operations, other income, acquisitions, sales, market geographic breakdown, debt, and net asset value. The supplemental information is available via the Company's web site or via facsimile upon request.

This press release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Factors that may cause actual results to differ include general economic and local real estate conditions, the weather and other conditions that might affect operating expenses, the timely completion of repositioning activities within anticipated budgets, the actual pace of future acquisitions, and continued access to capital to fund growth.

Home Properties, the 10th largest apartment company in the United States, is a fully integrated, self-administered, and self-managed real estate investment trust ("REIT"). With operations in select Northeast, Midwest, and Mid-Atlantic markets, the Company owns, operates, acquires, rehabilitates, and develops apartment communities. Currently, Home Properties operates 297 communities containing 50,356 apartment units. Of these, 39,370 units in 145 communities are owned directly by the Company; 8,211 units are partially owned and managed by the Company as general partner, and 2,775 units are managed for other owners. The Company also manages one million square feet of commercial space. Home Properties' common stock is traded on the New York Stock Exchange under the symbol "HME" and on the Berlin Stock Exchange under the symbol "HMP GR". For more information, view Home Properties' Web site at www.homeproperties.com.

Tables to follow.

For further information:

David Gardner, Senior Vice President and Chief Financial Officer, (716) 246-4113 Charis Copin, Director, Investor Relations, (716) 295-4237